Exhibit 99.1

For immediate release	June 9, 2016

Crown Crafts Reports Results for Fiscal 2016 Fourth Quarter and Full Year

●	Net income continues to rise
●	Gross profit up for both the quarter and full year
●	Cash balance increases to $7.6 million

Gonzales, Louisiana – Crown Crafts, Inc. (NASDAQ-CM: CRWS) (the “Company”) today reported results for the fiscal 2016 fourth quarter and full year ended April 3, 2016.

“We are very proud of our strong and consistent performance, as net income and gross profit increased in fiscal 2016. While we continue to manage our business in a conservative and responsible manner, we also work aggressively to maintain our strong market position by understanding our customers’ needs and offering a broad range of highly popular products. Thanks to the hard work of our loyal employees and their dedication to our successful business strategy, we continue to generate long-term value for our stockholders,” said E. Randall Chestnut, Chairman, President and Chief Executive Officer.

Financial Results

Net income for the fourth quarter of fiscal 2016 was $2.2 million, or $0.22 per diluted share, on net sales of $25.1 million, compared with net income of $2.1 million, or $0.21 per diluted share, on net sales of $26.1 million for the fourth quarter of fiscal 2015. Gross profit for the quarter was 28.2% of net sales, compared with 26.0% for the prior-year period.

Net income for the full year of fiscal 2016 was $6.8 million, or $0.68 per diluted share, on net sales of $84.3 million, compared with net income of $5.7 million, or $0.57 per diluted share, on net sales of $86.0 million for fiscal 2015. Gross profit for fiscal 2016 was 28.2% of net sales, compared with 27.4% for the prior-year period.

Net income for fiscal 2016 was favorably affected by $260,000, or $0.03 per diluted share, due to a change in the Company’s calculation of the state portion of its income tax provision. Net income for fiscal 2015 was adversely impacted by $380,000 in legal fees ($237,000 net of income taxes) and an after-tax charge of $530,000 associated with a lawsuit that was settled in fiscal 2015.

Quarterly Cash Dividend

As announced on May 17, 2016, the Board of Directors declared a quarterly cash dividend on the Company’s Series A common stock of $0.08 per share, which will be paid on July 8, 2016 to stockholders of record at the close of business on June 17, 2016. “Our business continues to generate strong cash flow, and we are pleased to be able to reward our stockholders for their ongoing support of Crown Crafts,” Chestnut said.

Conference Call

The Company will host a teleconference today at 1:00 p.m. Central Daylight Time to discuss the Company’s results, during which interested individuals will be given the opportunity to ask appropriate questions. To join the teleconference, dial (844) 861-5504 and ask to be joined into the Crown Crafts, Inc. call. The teleconference can also be accessed in listen-only mode by visiting the Company’s website at www.crowncrafts.com. The financial information to be discussed during the teleconference may be accessed prior to the call on the investor relations portion of the Company’s website. A telephone replay of the teleconference will be available one hour after the end of the call through 8:00 a.m. Central Daylight Time on June 16, 2016. To access the replay, dial (877) 344-7529 in the United States or (412) 317-0088 from international locations and refer to conference number 10085539.

About Crown Crafts, Inc.

Crown Crafts, Inc. designs, markets and distributes infant, toddler and juvenile consumer products, including crib and toddler bedding; blankets; nursery accessories; room décor; burp cloths; bathing accessories; reusable and disposable bibs; and disposable placemats, floor mats, toilet seat covers and changing mats. The Company’s operating subsidiaries consist of Crown Crafts Infant Products, Inc. in California and Hamco, Inc. in Louisiana. Crown Crafts is among America’s largest producers of infant bedding, bibs and bath items. The Company’s products include licensed and branded collections, as well as exclusive private label programs for certain of its customers. The Company’s website is www.crowncrafts.com.

Forward-Looking Statements

The foregoing contains forward-looking statements within the meaning of the Securities Act of 1933, the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current expectations, projections, estimates and assumptions. Words such as “expects,” “believes,” “anticipates” and variations of such words and similar expressions identify such forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause future results to differ materially from those suggested by the forward-looking statements. These risks include, among others, general economic conditions, including changes in interest rates, in the overall level of consumer spending and in the price of oil, cotton and other raw materials used in the Company’s products, changing competition, changes in the retail environment, the level and pricing of future orders from the Company’s customers, the extent to which the Company’s business is concentrated in a small number of customers, the Company’s dependence upon third-party suppliers, including some located in foreign countries, customer acceptance of both new designs and newly-introduced product lines, actions of competitors that may impact the Company’s business, disruptions to transportation systems or shipping lanes used by the Company or its suppliers, and the Company’s dependence upon licenses from third parties. Reference is also made to the Company’s periodic filings with the Securities and Exchange Commission for additional factors that may impact the Company’s results of operations and financial condition. The Company does not undertake to update the forward-looking statements contained herein to conform to actual results or changes in our expectations, whether as a result of new information, future events or otherwise.

Contact:

Olivia W. Elliott

Vice President and Chief Financial Officer

(225) 647-9124

oelliott@crowncrafts.com

or

Halliburton Investor Relations

(972) 458-8000

CROWN CRAFTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

SELECTED FINANCIAL DATA

In thousands, except percentages and per share data

	Quarter Ended		Fiscal Year Ended
	April 3, 2016	March 29, 2015	April 3, 2016	March 29, 2015
Net sales	$25,077	$26,090	$84,342	$85,978
Gross profit	7,074	6,794	23,813	23,550
Gross profit percentage	28.2%	26.0%	28.2%	27.4%
Income from operations	3,585	3,489	10,788	9,220
Income before income tax expense	3,604	3,470	10,744	9,160
Income tax expense	1,410	1,331	3,915	3,442
Net income	2,194	2,139	6,829	5,718
Basic earnings per share	$0.22	$0.21	$0.68	$0.57
Diluted earnings per share	$0.22	$0.21	$0.68	$0.57

Weighted Average Shares Outstanding:
Basic	9,998	10,065	10,017	10,047
Diluted	10,022	10,100	10,038	10,080

CONSOLIDATED BALANCE SHEETS

SELECTED FINANCIAL DATA

In thousands

	April 3, 2016	March 29, 2015
Cash and cash equivalents	$7,574	$1,807
Accounts receivable, net of allowances	20,796	22,370
Inventories	14,785	15,468
Total current assets	45,732	42,519
Finite-lived intangible assets - net	3,882	4,507
Goodwill	1,126	1,126
Total assets	$52,415	$49,946

Total current liabilities	12,185	10,374

Shareholders’ equity	40,019	39,572
Total liabilities and shareholders’ equity	$52,415	$49,946